Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-12117, 333-29759, 333-55901, 333-160521, and 333-168356 on Form S-8, and Registration Statements No. 333-149736, 333-158408 and 333-172134 on Form S-3, of our reports dated February 7, 2012, relating to the consolidated financial statements and financial statement schedules of Highwoods Properties, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
February 7, 2012